Filed Pursuant to Rule 424(b)(3)

Registration No. 333-254836

PROSPECTUS

BUTTERFLY NETWORK, INC.

Up to 110,352,371 Shares of Class A Common Stock

Up to 26,426,937 Shares of Class B Common Stock

Up to 6,853,333 Warrants

This prospectus relates to the issuance by us of up to an aggregate of 20,652,790 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), which consists of (i) up to 6,853,333 shares of Class A common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, Longview Acquisition Corp., a Delaware corporation (“Longview”), at an exercise price of $11.50 per share of Class A common stock, and (ii) up to 13,799,457 shares of Class A common stock that are issuable upon the exercise of 13,799,457 outstanding warrants issued in connection with the initial public offering of Longview (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”).

This prospectus also relates to the resale from time to time by the Selling Securityholders named in this prospectus (the “Selling Securityholders”) of up to (i) 6,853,333 Private Placement Warrants; (ii) 6,853,333 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants; (iii) 89,699,581 shares of Class A common stock consisting of shares of Class A common stock held by Longview’s sponsor, Longview Investors LLC (the “Sponsor”) and certain of its transferees (the “Founder Shares”), shares of Class A common stock issued in the PIPE Financing (as defined below), and shares of Class A common stock issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Butterfly (as defined below) pursuant to the Business Combination Agreement (as defined below), including shares of Class A common stock that may be issued upon the exercise of stock options (the “Options”) and the vesting of restricted stock units or upon the conversion of Class B common stock, par value $0.0001 per share (“Class B common stock”), and (iv) 26,426,937 shares of Class B common stock issued pursuant to the Business Combination Agreement.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock, shares of Class B common stock or Private Placement Warrants by the Selling Securityholders or of shares of Class A common stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants or the Options. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A common stock and Public Warrants are listed on The New York Stock Exchange (the “NYSE”) under the symbols “BFLY” and “BFLY WS,” respectively. On February 28, 2022, the closing price of our Class A common stock was $5.15 and the closing price for our Public Warrants was $1.19.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and in the other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 10, 2022.

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus or incorporated by reference in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information included in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information incorporated by reference from our other filings with the SEC. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, and the information incorporated by reference in this prospectus, including the information under “Risk Factors,” and the financial statements that are incorporated by reference in this prospectus. References to “we”, “us”, “our”, “Butterfly” and “the Company” refer to Butterfly Network, Inc. and its subsidiaries.

About Butterfly Network, Inc.

We are an innovative digital health business transforming care with hand-held, whole body ultrasound. Powered by our proprietary Ultrasound-on-Chip™ technology, our solution enables the acquisition of imaging information from an affordable, powerful device that fits in a healthcare professional’s pocket with a unique combination of cloud-connected software and hardware technology that is easily accessed through a mobile app. Butterfly enables the practical application of ultrasound information into the clinical workflow.

Butterfly iQ+ is the only ultrasound transducer that can perform whole-body imaging in a single handheld probe using semiconductor technology. Our Ultrasound-on-Chip™ reduces the cost of manufacturing, while our software is intended to make the product easy to use, fully integrated with the clinical workflow and accessible on a user’s smartphone, tablet and almost any hospital computer system connected to the Internet.

Through our portable proprietary, handheld solution, protected by a robust intellectual property portfolio and empowered in part by our proprietary software and Artificial Intelligence (“AI”), we aim to enable the delivery of imaging information with the least amount of effort, unlocking information and enabling more informed and earlier medical decisions no matter where clinical care takes place. In addition, Butterfly BlueprintTM provides a system-wide ultrasound platform with CompassTM software that integrates into a healthcare system’s clinical and administrative infrastructure to be able to deploy Butterfly iQ+, which we believe can help optimize care at scale across the full spectrum of departments and specialties in a healthcare system, including nursing.

We market and sell the Butterfly system, which includes probes and related accessories and software subscriptions, to healthcare systems, physicians and healthcare providers through a direct sales force, distributors, strategic partners and our eCommerce channel.

Summary of Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 7 before making a decision to invest in our Class A common stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. Some of the risks related to Butterfly’s business and industry are summarized below.

•	We have a limited operating history on which to assess the prospects for our business, we have generated limited revenue from sales of our products, and we have incurred losses since inception. We anticipate that we will continue to incur significant losses for at least the next several years as we continue to commercialize our existing products and services and seek to develop and commercialize new products and services.

•	We may need to raise additional funding to expand the commercialization of our products and services and to expand our research and development efforts. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product commercialization or development efforts or other operations.

•	Our success depends upon market acceptance of our products and services, our ability to develop and commercialize existing and new products and services and generate revenues, and our ability to identify new markets for our technology.

•	Medical device development is costly and involves continual technological change, which may render our current or future products obsolete.

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•	We will be dependent upon the success of our sales and customer acquisition and retention strategies.

•	If we do not successfully manage the development and launch of new products, we will not meet our long-term forecasts, and operating and financial results and condition could be adversely affected.

•	We will need to expand our organization, and we may experience difficulties in recruiting needed additional employees and consultants and retaining existing employees and consultants, which could disrupt our operations.

•	We have limited experience in marketing and selling our products and related services, and if we are unable to successfully commercialize our products and related services, our business and operating results will be adversely affected.

•	We have and may continue to experience pricing pressures from contract suppliers or manufacturers on which we rely.

•	We may experience manufacturing problems or delays that could limit the growth of our revenue or increase our losses.

•	We rely on limited or sole suppliers for some of the materials and components used in our products, and we may not be able to find replacements or immediately transition to alternative suppliers, which could have a material adverse effect on our business, financial condition, results of operations and reputation.

•	If we do not successfully optimize and operate our sales and distribution channels or we do not effectively expand and update infrastructure, our operating results and customer experience may be negatively impacted and we may have difficulty achieving market awareness and selling our products.

•	The market for our products and services is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for our products and services.

•	The COVID-19 pandemic has and could continue to negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our customers, and result in reduced demand for our products and services, which could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

•	Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

•	We have incurred and will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.

•	We are subject to extensive government regulation, which could restrict the development, marketing, sale and distribution of our products and could cause us to incur significant costs.

•	There is no guarantee that the U.S. Food and Drug Administration, or FDA, will grant 510(k) clearance or pre-market approval, or PMA, of our future products, and failure to obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.

•	If we fail to obtain marketing authorizations in other countries for existing products or products under development, we will not be able to commercialize these products in those countries.

•	We may be subject to enforcement action if we engage in improper or off-label marketing or promotion of our products, including fines, penalties and injunctions.

•	Because we do not require training for users of our current products, although they are limited under FDA’s marketing clearances to use by trained healthcare practitioners, there exists a potential for misuse of these products, which could ultimately harm our reputation and business.

•	We are subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in customer growth or engagement, or otherwise harm our business.

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•	Cybersecurity risks and cyber incidents could result in the compromise of confidential data or critical data systems and give rise to potential harm to customers, remediation and other expenses, expose us to liability under HIPAA, consumer protection laws, or other common law theories, subject us to litigation and federal and state governmental inquiries, damage our reputation, and otherwise be disruptive to our business and operations.

•	If we are unable to protect our intellectual property, our ability to maintain any technological or competitive advantage over our competitors and potential competitors would be adversely impacted, and our business may be harmed.

•	We may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our current or future products, and we cannot provide any assurances that we would be able to obtain such licenses.

•	The exercise of our outstanding warrants for our Class A common stock will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

•	If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

•	The valuation of our warrants could increase the volatility in our net income (loss) in our consolidated statements of operations.

•	We face the risk of product liability claims and may be subject to damages, fines, penalties and injunctions, among other things.

•	We are currently subject to a securities class action lawsuit, the unfavorable outcome of which may have a material adverse effect on our financial condition, results of operations and cash flows.

Business Combination

On February 12, 2021, we consummated a business combination (the “Business Combination”) pursuant to the terms of the business combination agreement dated as of November 19, 2020 (the “Business Combination Agreement”) by and among Longview Acquisition Corp., a Delaware corporation (“Longview”), Clay Merger Sub Inc., a Delaware corporation (“Merger Sub”), Butterfly Network Inc., a Delaware corporation (“Legacy Butterfly”). In connection with the Business Combination, Longview changed its name to “Butterfly Network, Inc.” (“Butterfly”) and Legacy Butterfly changed its name to “BFLY Operations, Inc.”

As a consequence of the Business Combination, each share of Class B common stock, par value $0.0001 per share, of Longview (the “Longview Class B common stock”) that was issued and outstanding as of immediately prior to the effective time (the “Effective Time”) of the merger of Merger Sub with and into Legacy Butterfly (the “Merger”) was converted, on a one-for-one basis, into a share of Butterfly’s Class A common stock. The Business Combination had no effect on the shares of Class A common stock, par value $0.0001 per share, of Longview (the “Longview Class A common stock”) that were issued and outstanding as of immediately prior to the Effective Time, which continue to remain outstanding.

In connection with the closing of the Business Combination (the “Closing”), (i) each share of Legacy Butterfly capital stock (other than the Series A preferred stock, par value $0.0001 per share, of Legacy Butterfly (the “Legacy Butterfly Series A preferred stock”) that was issued and outstanding immediately prior to the Effective Time was automatically canceled and converted into the right to receive 1.0383 shares of Butterfly’s Class A common stock, rounded down to the nearest whole number of shares; (ii) each share of Legacy Butterfly Series A preferred stock that was issued and outstanding immediately prior to the Effective Time was automatically canceled and converted into the right to receive 1.0383 shares of Butterfly’s Class B common stock, rounded down to the nearest whole number of shares; (iii) each option to purchase shares of Legacy Butterfly common stock, whether vested or unvested, that was outstanding and unexercised as of immediately prior to the Effective Time was assumed by Butterfly and became an option (vested or unvested, as applicable) to purchase a number of shares of Butterfly’s Class A common stock equal to the number of shares of Legacy Butterfly common stock subject to such option immediately prior to the Effective Time multiplied by 1.0383, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 1.0383 and rounded up to the nearest whole cent; (iv) each Legacy Butterfly restricted stock unit outstanding immediately prior to the Effective Time was assumed by Butterfly and became a restricted stock unit with respect to a number of shares of Butterfly’s Class A common stock, rounded to the nearest whole share, equal to the number of shares of Legacy Butterfly common stock subject to such Legacy Butterfly restricted stock unit immediately prior to the Effective Time multiplied by 1.0383; and (v) the principal amount plus accrued but unpaid interest, if any, on the Legacy Butterfly convertible notes outstanding as of immediately prior to the Effective Time was automatically canceled and converted into the right to receive shares of Butterfly’s Class A common stock, with such shares of Butterfly’s Class A common stock calculated by dividing the outstanding principal plus accrued interest, if any, of each Legacy Butterfly convertible note by $10.00, rounded down to the nearest whole number of shares.

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The Legacy Butterfly convertible notes included the convertible promissory notes of Legacy Butterfly issued pursuant to the Convertible Note Purchase Agreement, dated as of October 30, 2020, by and between Legacy Butterfly and the investors named therein, pursuant to which Legacy Butterfly issued $29.35 million in aggregate principal amount of Legacy Butterfly convertible notes, including $25.1 million in aggregate principal amount of convertible promissory notes issued to certain affiliates of Glenview (the “October 2020 Convertible Note Purchase Agreement”), and the Convertible Note Purchase Agreement, dated as of May 19, 2020, by and between Legacy Butterfly and the investors named therein, pursuant to which Legacy Butterfly issued $20.65 million in aggregate principal amount of Butterfly convertible notes (the “May 2020 Convertible Note Purchase Agreement”). The Legacy Butterfly convertible notes had an aggregate principal amount of $50.0 million, including $25.1 million in aggregate principal amount of convertible promissory notes of Legacy Butterfly issued to certain affiliates of Glenview pursuant to the October 2020 Convertible Note Purchase Agreement. On January 15, 2021, an aggregate principal amount of $2,072,770 of Legacy Butterfly convertible notes were sold by certain investment funds managed by Glenview to certain directors named in this prospectus.

In addition, concurrently with the execution of the Business Combination Agreement, on November 19, 2020, Longview entered into subscription agreements (the “Subscription Agreements”) with certain institutional investors (the “PIPE Investors”), pursuant to which the PIPE Investors purchased, immediately prior to the Closing, an aggregate of 17,500,000 shares of Longview Class A common stock at a purchase price of $10.00 per share (the “PIPE Financing”).

Corporate History and Information

The Company, formerly known as Longview Acquisition Corp., was incorporated in Delaware on February 4, 2020. Prior to February 12, 2021, we were a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On February 12, 2021 we completed the Business Combination described above.  The transaction resulted in the Company being renamed to “Butterfly Network, Inc.,” Legacy Butterfly being renamed “BFLY Operations, Inc.” and the Company’s Class A common stock and warrants to purchase Class A common stock commencing trading on the NYSE on February 16, 2021 under the symbol “BFLY” and “BFLY WS”, respectively. As a result of the Business Combination, we received gross proceeds of approximately $589 million and the business of Legacy Butterfly became our business.

Legacy Butterfly was founded in 2011 by Dr. Jonathan Rothberg, a serial entrepreneur who received the Presidential Medal of Technology & Innovation in 2016 for inventing a novel next generation DNA sequencing method and has founded more than 10 healthcare/technology companies, including 454 Life Sciences, Ion Torrent and CuraGen. Legacy Butterfly has raised over $400 million in equity investments and partnership milestones from leading institutional investors, including Baillie Gifford, and strategic partners, including the Bill & Melinda Gates Foundation.

We have wholly owned subsidiaries organized in Australia, Germany, the Netherlands, the United Kingdom and Taiwan. Our principal executive offices are located at 530 Old Whitfield Street, Guilford, Connecticut 06437, and our telephone number is (203) 689-5650.

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THE OFFERING

Issuance of Class A common stock
Shares of our Class A common stock to be issued upon exercise of all Private Placement Warrants and Public Warrants	20,652,790 shares
Shares of our Class A common stock outstanding prior to exercise of all warrants	198,160,116 shares(1)
Use of proceeds	We will receive up to an aggregate of approximately $237.5 million from the exercise of all 20,652,790 warrants, assuming the exercise in full of such warrants for cash.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.
Resale of Class A common stock, Class B common stock and warrants
Shares of Class A common stock offered by the Selling Securityholders (representing the Founder Shares, shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, shares issued in the PIPE Financing, and shares issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Butterfly pursuant to the Business Combination Agreement, including shares that may be issued upon the exercise of stock options and the vesting of restricted stock units or upon the conversion of shares of Class B common stock)	96,552,914 shares
Shares of Class B common stock offered by the Selling Securityholders	26,426,937 shares
Warrants offered by the Selling Securityholders (representing the Private Placement Warrants)	6,853,333
Exercise price	$11.50 per share, subject to adjustment as described herein
Redemption	The warrants are redeemable in certain circumstances. See “Description of Securities - Warrants” for further discussion.
Use of proceeds	We will not receive any proceeds from the sale of the Class A common stock, Class B common stock and warrants to be offered by the Selling Securityholders. With respect to shares of Class A common stock underlying the options, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such options to the extent such options are exercised for cash. With respect to shares of Class A common stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.
Ticker symbols	“BFLY” and “BFLY WS” for the Class A common stock and Public Warrants, respectively.

__________

(1)	Represents the number of shares of Class A common stock outstanding as of February 2, 2022. Includes (i) 171,733,179 shares of Class A common stock and (ii) 26,426,937 shares of Class A common stock issuable upon conversion of outstanding Class B common stock. The number of issued and outstanding shares of Class A Common Stock does not include the shares of Class A common stock reserved for issuance under the Butterfly Amended and Restated 2020 Equity Incentive Plan.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties and all other information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, which are incorporated by reference in this prospectus, and any updates to those risk factors included from time to time in our periodic and current reports filed with the SEC and incorporated by reference in this prospectus. Our business, financial condition or results of operations could be harmed by any of these risks. As a result, you could lose some or all of your investment in our securities. Additional risks not currently known to us or other factors not perceived by us to present significant risks to our business at this time also may impair our business operations.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that relate to future events or our future financial performance regarding, among other things, our plans, strategies and prospects, both business and financial. These statements are based on the beliefs and assumptions of our management team. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	the success, cost and timing of our product development activities;
•	the potential attributes and benefits of our products and services;
•	our ability to obtain and maintain regulatory approval for our products, and any related restrictions and limitations of any authorized product;
•	our ability to identify, in-license or acquire additional technology;
•	our ability to maintain our existing license, manufacturing and supply agreements;
•	our ability to compete with other companies currently marketing or engaged in the development of ultrasound imaging devices, many of which have greater financial and marketing resources than us;
•	the size and growth potential of the markets for our products and services, and the ability of each to serve those markets, either alone or in partnership with others;
•	our estimates regarding expenses, revenue, capital requirements and needs for additional financing;
•	our ability to raise financing in the future;
•	our financial performance; and
•	the impacts of the COVID-19 pandemic on our business, financial condition and results of operations.

These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions or phrases, or the negative of those expressions or phrases. The forward-looking statements are based on projections prepared by, and are the responsibility of, our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions relating to, among other things:

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•	our rapid growth may not be sustainable and depends on our ability to attract and retain customers;
•	our business could be harmed if we fail to manage our growth effectively;
•	our projections are subject to risks, assumptions, estimates and uncertainties;
•	our business is subject to a variety of U.S. and foreign laws, which are subject to change and could adversely affect our business;
•	the pricing of our products and services and reimbursement for medical procedures conducted using our products and services;
•	changes in applicable laws or regulations;
•	failure to protect or enforce our intellectual property rights could harm our business, results of operations and financial condition;
•	the ability to maintain the listing of our Class A common stock on the NYSE;
•	economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations; and
•	the impact of the COVID-19 pandemic on our business, financial condition and results of operations.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the U.S. Securities and Exchange Commission. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock, see the section entitled “Risk Factors” and the risk factors incorporated by reference herein.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

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USE OF PROCEEDS

All of the Class A common stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $237.5 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

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SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up 96,552,914 shares of our Class A common stock, up to 26,426,937 shares of our Class B common stock, and up to 6,853,333 Private Placement Warrants. The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock, shares of Class B common stock or Private Placement Warrants other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock, shares of Class B common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock, Class B common stock and warrants in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of shares of Class A common stock, shares of Class B common stock and Private Placement Warrants that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based the percentage ownership prior to this offering on 171,733,179 shares of Class A common stock, 26,426,937 share of Class B common stock and 6,853,333 Private Placement Warrants outstanding, in each case as of February 2, 2022. In calculating percentages of shares of Class A common stock owned by a particular Selling Securityholder, we treated as outstanding the number of shares of Class A common stock issuable upon exercise of that particular Selling Securityholder’s Private Placement Warrants or options, or upon the vesting of their restricted stock units or conversion of their Class B common stock, if any, and did not assume the exercise of any other Selling Securityholder’s Private Placement Warrants or options, or upon the vesting of any other Selling Securityholder’s restricted stock units or conversion of any other Selling Securityholder’s Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

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	Shares of Class A Common Stock Beneficially Owned Prior to this Offering**		Shares of Class B Common Stock Beneficially Owned Prior to this Offering		Private Placement Warrants Beneficially Owned Prior to this Offering		Number of Shares of Class A Common Stock Being	Number of Shares of Class B Common Stock Being	Number of Private Placement Warrants Being	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold		Shares of Class B Common Stock Beneficially Owned After the Offered Shares of Class B Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
	Shares	Percent	Shares	Percent	Shares	Percent	Offered	Offered***	Offered	Shares	Percent	Shares	Percent	Shares	Percent
Longview Investors LLC (1)	17,128,333	9.6%	-	-	6,853,333	100%	17,128,333	-	6,853,333	-	-	-	-	-	-
4C Holdings I, LLC (2)(3)	15,919,141	8.5%	15,919,141	60.2%	-	-	15,919,141	15,919,141	-	-	-	-	-	-	-
Fosun Industrial Co., Limited (4)	10,716,630	6.2%	-	-	-	-	10,716,630	-	-	-	-	-	-	-	-
23rd Century Capital LLC (2)	6,202,545	3.6%	-	-	-	-	6,202,545	-	-	-	-	-	-	-	-
Michael J. Rothberg Family Trust (2)(5)	2,101,560	1.2%	-	-	-	-	2,101,560	-	-	-	-	-	-	-	-
Fidelity Concord Street Trust: Fidelity Mid-Cap Stock Fund (6)	4,395,644	2.6%	-	-	-	-	1,616,474	-	-	2,779,170	1.6%	-	-	-	-
Henry B. Rothberg (2)	2,239,637	1.3%	-	-	-	-	2,239,637	-	-	-	-	-	-	-	-
AJR 2012 Irrevocable Trust (2)	696,851	*	-	-	-	-	696,851	-	-	-	-	-	-	-	-
4C Holdings V, LLC (2)(3)	2,642,693	1.5%	2,642,693	10.0%	-	-	2,642,693	2,642,693	-	-	-	-	-	-	-
4C Holdings II, LLC (2)(3)	2,621,701	1.5%	2,621,701	9.9%	-	-	2,621,701	2,621,701	-	-	-	-	-	-	-
4C Holdings III, LLC (2)(3)	2,621,701	1.5%	2,621,701	9.9%	-	-	2,621,701	2,621,701	-	-	-	-	-	-	-
4C Holdings IV, LLC (2)(3)	2,621,701	1.5%	2,621,701	9.9%	-	-	2,621,701	2,621,701	-	-	-	-	-	-	-
Jonathan M. Rothberg, Ph.D. (2)(7)	2,527,904	1.5%	-	-	-	-	2,514,747	-	-	13,157	*	-	-	-	-
Eldridge PIPE Holdings, LLC (8)	1,250,000	*	-	-	-	-	1,250,000	-	-	-	-	-	-	-	-
Gioel Molinari (2)	56,383	*	-	-	-	-	56,383	-	-	-	-	-	-	-	-
Ridgeback Capital Management LLC (9)	2,000,000	1.2%	-	-	-	-	2,000,000	-	-	-	-	-	-	-	-
Deborah J. Rothberg (2)	1,956,688	1.1%	-	-	-	-	1,956,688	-	-	-	-	-	-	-	-
Fidelity Mt. Vernon Street Trust: Fidelity New Millennium Fund (6)	1,658,226	*	-	-	-	-	557,178	-	-	1,101,048	*	-	-	-	-
Glenview Capital Master Fund, Ltd. (10)	1,630,462	*	-	-	-	-	1,617,387	-	-	13,075	*	-	-	-	-
Laurent Faracci (11)	1,580,802	*	-	-	-	-	1,580,802	-	-	-	-	-	-	-	-
Glenview Capital Opportunity Fund, L.P. (10)	1,344,417	*	-	-	-	-	1,333,067	-	-	11,350	*	-	-	-	-
GIJAMI Trust (2)	686,156	*	-	-	-	-	686,156	-	-	-	-	-	-	-	-
David A. Rothberg (2)	1,097,581	*	-	-	-	-	1,097,581	-	-	-	-	-	-	-	-
Glenview Offshore Opportunity Master Fund, Ltd. (10)	1,154,164	*	-	-	-	-	1,144,874	-	-	9,290	*	-	-	-	-
Celia R. Meadow (2)	711,472	*	-	-	-	-	711,472	-	-	-	-	-	-	-	-
Darius Shahida (2)(12)	973,026	*	-	-	-	-	973,026	-	-	-	-	-	-	-	-
UPMC (13)	1,000,000	*	-	-	-	-	1,000,000	-	-	-	-	-	-	-	-
Vanguard Health Management, Inc. (14)	1,000,000	*	-	-	-	-	1,000,000	-	-	-	-	-	-	-	-
1997 JMR Trust Common, LLC (2)	952,277	*	-	-	-	-	952,277	-	-	-	-	-	-	-	-
Bonnie E Gould Rothberg MD (2)	726,696	*	-	-	-	-	726,696	-	-	-	-	-	-	-	-
Hartz VC Butterfly, LLC (15)	100,000	*					100,000			-	-
Fidelity U.S. All Cap Fund (6)	587,370	*	-	-	-	-	231,064	-	-	356,306	*	-	-	-	-
Stephanie Fielding (2)(16)	505,710	*	-	-	-	-	505,710	-	-	-	-	-	-	-	-
David A. Rothberg and Nan Birdwhistell (2)	435,228	*	-	-	-	-	435,228	-	-	-	-	-	-	-	-
Glenview Institutional Partners, L.P. (10)	482,686	*	-	-	-	-	478,298	-	-	4,388	*	-	-	-	-
The Jeffrey S. Samberg Amended and Restated Revocable Trust Indenture (17)	396,316	*	-	-	-	-	30,000	-	-	366,316	*	-	-	-	-
Mary Miller (2)(18)	415,320	*	-	-	-	-	415,320	-	-	-	-	-	-	-	-
TBC 222 LLC (19)	250,000	*	-	-	-	-	250,000	-	-	-	-	-	-	-	-
Fidelity Concord Street Trust: Fidelity Mid-Cap Stock K6 Fund (6)	391,874	*	-	-	-	-	35,568	-	-	356,306	*	-	-	-	-
The Joseph D. Samberg Revocable Trust (17)	318,366	*	-	-	-	-	30,000	-	-	288,366	*	-	-	-	-
Alex Rothberg (2)	323,463	*	-	-	-	-	323,463	-	-	-	-	-	-	-	-
Judith Fae Laikin Rothberg Family Trust (2)	244,862	*	-	-	-	-	244,862	-	-	-	-	-	-	-	-
Albany Private Equity Holdings Trust (20)	3,671,738	2.1%	-	-	-	-	220,000	-	-	3,451,738	2.0%	-	-	-	-
Elizabeth A. Whayland (2)(21)	114,946	*	-	-	-	-	114,946	-	-	-	-	-	-	-	-
Glenview Capital Partners, L.P. (12)	203,022	*	-	-	-	-	201,220	-	-	1,802	*	-	-	-	-
Fidelity Mid-Cap Stock Commingled Pool (6)	189,741	*	-	-	-	-	59,716	-	-	130,025	*	-	-	-	-
Micol Molinari (2)	171,632	*	-	-	-	-	171,632	-	-	-	-	-	-	-	-
Elizabeth A. Whayland and Gregory T. Mulhern, as Joint Tenants With Right of Survivorship (2)	156,374	*	-	-	-	-	156,374	-	-	-	-	-	-	-	-
Ana Florez (2)	143,762	*	-	-	-	-	143,762	-	-	-	-	-	-	-	-
Daniel B Rothberg 2021 Irrevocable Dir. Trust (2)	132,343	*	-	-	-	-	132,343	-	-	-	-	-	-	-	-
Jason B Rothberg 2021 Irrevocable Dir. Trust (2)	132,343	*	-	-	-	-	132,343	-	-	-	-	-	-	-	-
Jason Molinari (2)	124,960	*	-	-	-	-	124,960	-	-	-	-	-	-	-	-
Triumph Ventures LP (22)	120,099	*	-	-	-	-	120,099	-	-	-	-	-	-	-	-
TRATE Ventures, LLC (23)	618,109	*	-	-	-	-	120,000	-	-	498,109	*	-	-	-	-
Simone A. Meadow Trust (2)	77,322	*	-	-	-	-	77,322	-	-	-	-	-	-	-	-
Averill L. Meadow Trust (2)	77,322	*	-	-	-	-	77,322	-	-	-	-	-	-	-	-
Herschel Meadow Trust (2)	78,645	*	-	-	-	-	78,645	-	-	-	-	-	-	-	-
HAS 2012 GST Trust (2)	77,322	*	-	-	-	-	77,322	-	-	-	-	-	-	-	-
Samantha Rothberg (2)	71,882	*	-	-	-	-	71,882	-	-	-	-	-	-	-	-
Rebecca T. Rothberg (2)	71,882	*	-	-	-	-	71,882	-	-	-	-	-	-	-	-
Sheila Bennett Alderman (2)	71,882	*	-	-	-	-	71,882	-	-	-	-	-	-	-	-
Jason B. Rothberg 2012 Trust (2)	56,180	*	-	-	-	-	56,180	-	-	-	-	-	-	-	-
Daniel B. Rothberg 2012 Trust (2)	70,224	*	-	-	-	-	70,224	-	-	-	-	-	-	-	-
Jason B. Rothberg 2012 Irrevocable Trust (2)	70,224	*	-	-	-	-	70,224	-	-	-	-	-	-	-	-
Daniel B. Rothberg 2012 Irrevocable Trust (2)	63,202	*	-	-	-	-	63,202	-	-	-	-	-	-	-	-
Jason Emanuele Molinari as Cust for Sophia Alessandra Molinari UTMA GA (2)	61,181	*	-	-	-	-	61,181	-	-	-	-	-	-	-	-
Jason Molinari as Cust for William Molinari UTMA GA (2)	61,181	*	-	-	-	-	61,181	-	-	-	-	-	-	-	-
H.G. Phanstiel LP (2)(24)	60,049	*	-	-	-	-	60,049	-	-	-	-	-	-	-	-
Copper Beech Partners, LLC (25)	35,109	*	-	-	-	-	10,000	-	-	25,109	*	-	-	-	-
Andrew Rothberg (2)	17,500	*	-	-	-	-	17,500	-	-	-	-	-	-	-	-
Michael J Rothberg Cust Justin Rothberg UTMA FL (2)	34,504	*	-	-	-	-	34,504	-	-	-	-	-	-	-	-
Gianluca Pettiti (2)(26)	31,171	*	-	-	-	-	18,014	-	-	13,157	*	-	-	-	-
Dawn Carfora (2)(27)	25,166	*	-	-	-	-	12,009	-	-	13,157	*	-	-	-	-
Westley Moore (28)	25,000	*	-	-	-	-	25,000	-	-	-	-	-	-	-	-
Derek Cribbs (29)	25,000	*	-	-	-	-	25,000	-	-	-	-	-	-	-	-
Randy Simpson (30)	25,000	*	-	-	-	-	25,000	-	-	-	-	-	-	-	-
Gioel M Molinari Cust for Max Molinari UTMA CT (2)	17,972	*	-	-	-	-	17,972	-	-	-	-	-	-	-	-
Gioel M Molinari Cust for Luca S Molinari –UTMA CT (2)	17,912	*	-	-	-	-	17,912	-	-	-	-	-	-	-	-
Molinari Family Children's Trust (2)	10,112	*	-	-	-	-	10,112	-	-	-	-	-	-	-	-
Ali Tesoriero Saslafsk (2)	2,250	*	-	-	-	-	2,250	-	-	-	-	-	-	-	-
Eric S. Meadow and Jason Molinari, as Trustees of the CRM 2020 GST Trust B/O Simone Meadow (2)	99,645	*	-	-	-	-	99,645	-	-	-	-	-	-	-	-
Eric S. Meadow and Jason Molinari, as Trustees of the CRM 2020 GST Trust B/O Averill Meadow (2)	103,644	*	-	-	-	-	103,644	-	-	-	-	-	-	-	-
Eric S. Meadow and Jason Molinari, as Trustees of the CRM 2020 GST Trust B/O Herschel Meadow (2)	101,645	*	-	-	-	-	101,645	-	-	-	-	-	-	-	-
AJR A Irrevocable Trust u/a/d November 1, 2021, Judith Fae Laikin Rothberg and Jason Molinari, Trustees (2)	1,000,000	*	-	-	-	-	1,000,000	-	-	-	-	-	-	-	-
AJR J Irrevocable Trust u/a/d November 1, 2021, Judith Fae Laikin Rothberg and Jason Molinari, Trustees (2)	1,000,000	*	-	-	-	-	1,000,000	-	-	-	-	-	-	-	-
Total	105,984,783	60.4%	26,426,937	100%	6,853,333	100%	96,552,914	26,426,937	6,853,333	9,431,869	5.5%	-	-	-	-

12

__________

*	Denotes less than 1%.

**	Certain Selling Securityholders may be deemed to beneficially own other shares reported herein.

***	The Class A common stock issuable upon conversion of shares of Class B common stock is also included in the Number of Shares of Class A Common Stock Being Offered column immediately preceding.

(1)	Longview Investors LLC (“Longview”), or its affiliates, is the record holder of the 10,275,000 Founder Shares reported herein. Also includes 6,853,333 shares upon the exercise of private placement warrants. Larry Robbins is the managing member of Longview. Mr. Robbins shares voting and dispositive power over the shares held by Longview and may be deemed to beneficially own such shares. The address of the principal business office for Longview is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(2)	Unless otherwise indicated, the business address of each of these holders is c/o Butterfly Network, Inc., 530 Old Whitfield Street, Guilford, CT 06437.

(3)	Represents Class B common stock, or Class A common stock issuable upon the conversion of Class B common stock, as the case may be, held by 4C Holdings I, LLC, 4C Holdings II, LLC, 4C Holdings III, LLC, 4C Holdings IV, LLC and 4C Holdings V, LLC. Jonathan M. Rothberg, Ph.D., Butterfly’s Chairman, is the sole manager of 4C Holdings I, LLC, 4C Holdings II, LLC, 4C Holdings III, LLC, 4C Holdings IV, LLC and 4C Holdings V, LLC. Dr. Rothberg has sole voting and investment control over the shares.

(4)	Represents shares of the Company’s Class A common stock held by Fosun Industrial Co., Limited (“Fosun Industrial”). Fosun Industrial is a wholly-owned subsidiary of Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun Pharma”). Fosun Pharma is a subsidiary of, and is beneficially held approximately 38.54% by, Shanghai Fosun High Technology (Group) Co. Ltd. (“Fosun High Technology”). Fosun High Technology is a wholly-owned subsidiary of Fosun International Limited (“Fosun International”), which is a subsidiary of, and is beneficially held approximately 71.40% by, Fosun Holdings Limited (“Fosun Holdings”). Fosun Holdings is a wholly-owned subsidiary of Fosun International Holdings Ltd. (“Fosun International Holdings”). Fosun International Holdings is beneficially held approximately 85.29% by Guo Guangchang and 14.71% by Wang Qunbin. Guo Guangchang controls Fosun International Holdings and could therefore be deemed the beneficial owner of the securities held by Fosun Industrial. The address of the principal business office for Fosun Pharma is No. 1289 Yishan Road (Building A, Fosun Technology Park), Shanghai 200233, People’s Republic of China. The address of the principal business office for Fosun Industrial is Level 54, Hopewell Centre, 183 Queen’s Road East, Hong Kong.

(5)	Michael Rothberg is the trustee of the Michael J. Rothberg Family Trust and therefore has voting and investment control over shares held by the entity.

(6)	These accounts are managed by direct or indirect subsidiaries of FMR LLC. Based on the Schedule 13G filed by FMR LLC on February 9, 2021, FMR LLC beneficially owns an aggregate of 16,111,158 shares as of December 31, 2021. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, LLC (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company, LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

13

(7)	Represents (i) 1,995,595 shares of the Company’s Class A common stock held by Dr. Rothberg and (ii) 532,309 restricted stock units held by Dr. Rothberg. 134,172 shares of the Company’s Class A common stock are issuable upon vesting of restricted stock units within 60 days of February 2, 2022 held by Dr. Rothberg.

(8)	The business address of such holder is 600 Steamboat Road, Floor 2, Greenwich, Connecticut 06830.

(9)	The business address of such holder is 30 Star Island Drive, Miami, Florida 33139.

(10)	Larry Robbins is Founder, Portfolio Manager and CEO of Glenview Capital Management, LLC, which serves as investment manager to Glenview Capital Master Fund, Ltd., Glenview Capital Opportunity Fund, L.P., Glenview Offshore Opportunity Master Fund, Ltd., Glenview Institutional Partners, L.P., and Glenview Capital Partners, L.P. (the “Glenview Investment Funds”). Mr. Robbins shares voting and dispositive power over the shares held by the Glenview Investment Funds and may be deemed to beneficially own such shares. The address of the principal business office for the Glenview Investment Funds is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(11)	Represents 1,580,802 shares of Class A common stock that are issuable upon exercise of options held by Laurent Faracci. The 1,580,802 shares of Class A common stock are exercisable within 60 days of February 2, 2022 held by Mr. Faracci. The business address of Mr. Faracci is 170 East 77th Street, Apt. 9A, New York, New York, 10075.

(12)	Represents (i) 194,300 shares of the Company’s Class A common stock held by Darius Shahida, (ii) 519,150 shares of Class A common stock that are issuable upon exercise of options held by Mr. Shahida, and (iii) 259,576 shares of Class A Common Stock issuable upon the vesting of restricted stock units held by Mr. Shahida. 468,267 shares of Class A common stock are exercisable within 60 days of February 2, 2022 held by Mr. Shahida and 64,894 shares of Class A common stock are issuable upon the vesting of restricted stock units within 60 days of February 2, 2022 held by Mr. Shahida.

(13)	The business address of such holder is 6425 Penn Avenue, Suite 200, Pittsburg, Pennsylvania 15206.

(14)	The business address of such holder is 14201 Dallas Parkway, Dallas, Texas 75254.

(15)	The business address of such holder is 500 Plaza Drive, 6th Floor, Congers, New Jersey 07094.

(16)	Represents (i) 19,006 shares of Class A common stock held by Stephanie Fielding, (ii) 389,362 shares of Class A common stock that are issuable upon exercise of options held by Ms. Fielding, and (iii) 97,342 shares of Class A common stock issuable upon the vesting of restricted stock units held by Ms. Fielding. 170,337 shares of Class A common stock are exercisable within 60 days of February 2, 2022 held by Ms. Fielding and 8,111 shares of Class A common stock are issuable upon the vesting of restricted stock units within 60 days of February 2, 2022 held by Ms. Fielding.

(17)	The business address of such holder is 77 Bedford Road, Katonah, New York 10536.

(18)	Represents (i) 259,575 shares of Class A common stock that are issuable upon exercise of options held by Mary Miller, and (ii) 155,745 shares of Class A common stock issuable upon the vesting of restricted stock units held by Ms. Miller. 81,113 shares of Class A common stock are exercisable within 60 days of February 2, 2022 held by Ms. Miller and 38,936 shares of Class A common stock are issuable upon the vesting of restricted stock units within 60 days of February 2, 2022 held by Ms. Miller.

(19)	The business address of such holder is 8 Newbury Street, 5th Floor, Boston, Massachusetts 02116.

(20)	The business address of such holder is Level 1, 158 City Road, Southbank Victoria, Australia 3006.

14

(21)	Represents (i) 100,000 shares of Class A common stock held by Elizabeth Whayland and (ii) 14,946 shares of Class A common stock that are issuable upon exercise of options held by Ms. Whayland. 14,946 shares of Class A common stock are exercisable within 60 days of February 2, 2022.

(22)	John Hammergren is the President of The Stoneyfield Group LLC, the General Partner of Triumph Ventures LP, and therefore has voting and investment control over the shares held by the entity.

(23)	The business address of such holder is 17 Eugenia Avenue, Kiawah Island, South Carolina 29455.

(24)	S. Louise Phanstiel is the Managing Member of H.G. Phanstiel LP, and therefore has voting and investment control over the shares held by the entity.

(25)	Reflects (i) 15,000 shares of Class A common stock held by Aryeh Davis and Naomi Davis, and (ii) 20,109 shares of Class A common stock held by Copper Beech Partners, LLC. Aryeh Davis is the managing member of Copper Beech Partners, LLC and disclaims beneficial ownership of 16,088 shares held by the entity. The business address of such holder is 4 Copper Beech Lane, Lawrence, New York, 11559.

(26)	Represents (i) 18,014 shares of Class A common stock held by Gianluca Pettiti and (ii) 13,157 restricted stock units held by Mr. Pettiti. 4,385 shares of Class A common stock are issuable upon vesting of restricted stock units within 60 days of February 2, 2022 held by Mr. Pettiti.

(27)	Represents (i) 12,009 shares of Class A common stock held by Dawn Carfora and (ii) 13,157 restricted stock units held by Ms. Carfora. 4,385 shares of Class A common stock are issuable upon vesting of restricted stock units within 60 days of February 2, 2022 held by Ms. Carfora.

(28)	The address of such holder is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(29)	The address of such holder is 15 Central Park West, New York, NY 10023.

(30)	The address of such holder is 313 Stanwich Road, Greenwich, CT 06830.

15

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 6,853,333 shares of our Class A common stock issuable upon the exercise of the Private Placement Warrants and 13,799,457 shares of our Class A common stock issuable upon the exercise of the Public Warrants. We are also registering the resale by the Selling Securityholders of up to 6,853,333 Private Placement Warrants, up to 96,552,914 shares of our Class A common stock and up to 26,426,937 shares of our Class B common stock.

The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A common stock, Class B common stock, and Private Placement Warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or agents;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

16

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Private Placement Warrants or Public Warrants may exercise its Private Placement Warrants or Public Warrants in accordance with the Warrant agreements on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Private Placement Warrants or Public Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Private Placement Warrants or Public Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant agreements.

We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.

We have agreed with certain Selling Securityholders pursuant to the amended and restated registration rights agreement entered into as of the Closing by and among Butterfly, the Sponsor, certain affiliates of the Sponsor, and certain securityholders of Legacy Butterfly (the “Registration Rights Agreement”) to use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as all securities covered by this prospectus have been sold or otherwise cease to be registrable securities.

We have also agreed with the PIPE Investors pursuant to the Subscription Agreements to cause the registration statement to remain effective until the earlier of (i) three years from the effective date of the registration statement, (ii) the date the Selling Securityholder ceases to hold the shares covered by the registration statement or (iii) the first date on which the Selling Securityholder can sell all of its shares under Rule 144 of the Securities Act without restriction.

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Amended and Restated Registration Rights Agreement

At the Closing, Butterfly, the initial stockholders, including the Sponsor, certain affiliates of Glenview Capital Management, LLC (the “Sponsor Group Holders”) and certain holders of Legacy Butterfly securities (the “Butterfly Holders”) entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, the Sponsor Group Holders and the Butterfly Holders were granted certain registration rights with respect to their respective shares of the Company’s common stock on the terms and subject to the conditions therein. The Sponsor Group Holders and the Butterfly Holders also agreed not to effect any sale or distribution of any equity securities of the Company held by any of them (except with respect to shares of the Company’s Class A common stock acquired in open market transactions or by Sponsor Group Holders pursuant to the PIPE Financing or the conversion of Legacy Butterfly convertible notes) during their respective lock-up periods. Each of the Butterfly Holders agreed to not transfer any securities of the Company for the period ending on the earlier of (a) 180 days after the Closing, subject to certain customary exceptions, and (b) subsequent to the Closing, (x) if the last reported sale price of the Company’s common stock equals or exceeds $12.00 per share for any 20 trading days within any 30 consecutive trading days after the Closing or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their shares of the Company’s common stock for cash, securities or other property (the “Butterfly Holder Lock-up Period”). In addition, each Sponsor Group Holder agreed to not transfer any securities of the Company (subject to certain exceptions described above) for the period ending on the earlier of (a) one year after the Closing, subject to certain customary exceptions, and (b) subsequent to the Closing, (x) if the last reported sale price of the Company’s common stock equals or exceeds $12.00 per share for any 20 trading days within any 30 consecutive trading days commencing at least 150 days after the Closing; provided that all shares of common stock of the Company held by Butterfly Holders have been registered on an effective registration statement, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their shares of the Company’s common stock for cash, securities or other property. These lock-up restrictions have expired.

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DESCRIPTION OF SECURITIES

The following summary of the material terms of the capital stock of Butterfly Network, Inc. (formerly Longview Acquisition Corp.) is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our amended and restated certificate of incorporation (the “Charter”), our amended and restated bylaws (the “Bylaws”) and the warrant-related documents described herein, each of which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and certain provisions of Delaware law. We urge you to read each of our Charter, our Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities. Unless the context requires otherwise, all references to “we”, “us,” “our,” the “Company” and “Butterfly” in this section refer solely to Butterfly Network, Inc. (formerly Longview Acquisition Corp.) and not to our subsidiaries.

Authorized Capital Stock

We are authorized to issue 628,000,000 shares, consisting of 600,000,000 shares of Class A common stock, par value $0.0001 per share, 27,000,000 shares of Class B common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Class A Common Stock

Voting Rights

Holders of Class A common stock are entitled to cast one vote per share. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if a majority of votes cast affirmatively or negatively on the action are cast in favor of the action, while directors are elected by a plurality of the votes cast. Holders of Class A common stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights

With limited exceptions in the case of certain stock dividends or disparate dividends approved by the affirmative vote of the holders of a majority of the Class A common stock and Class B common stock, each voting separately as a class, holders of Class A common stock will share ratably (based on the number of shares of Class A common stock held), together with each holder of Class B common stock, if and when any dividend is declared by the Board of Directors of Butterfly (“the Board”) out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class A common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of Butterfly, each holder of Class A common stock, together with each holder of Class B common stock, will be entitled, pro rata on a per share basis, to all assets of Butterfly of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of Butterfly then outstanding and unless disparate or different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Other Matters

Holders of shares of Class A common stock do not have subscription, redemption or conversion rights. All the outstanding shares of Class A common stock are validly issued, fully paid and non-assessable.

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Class B Common Stock

Voting Rights

Holders of Class B common stock are entitled to cast 20 votes per share of Class B common stock. Generally, holders of all classes of our common stock vote together as a single class, and an action is approved by Butterfly stockholders if a majority of votes cast affirmatively or negatively on the action are cast in favor of the action, while directors are elected by a plurality of the votes cast. Holders of Class B common stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights

With limited exceptions in the case of certain stock dividends or disparate dividends approved by the affirmative vote of the holders of a majority of the Class A common stock and Class B common stock, each voting separately as a class, holders of Class B common stock will share ratably (based on the number of shares of Class B common stock held), together with each holder of Class A common stock, if and when any dividend is declared by the Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class B common stock with respect to the payment of dividends.

Optional Conversion

Holders of Class B common stock have the right to convert shares of their Class B common stock into fully paid and non-assessable shares of Class A common stock, on a one-to-one basis, at the option of the holder at any time upon written notice to Butterfly.

Mandatory Conversion

Holders of Class B common stock will have their Class B common stock automatically converted into Class A common stock, on a one-to-one basis, upon the occurrence of any of the events described below:

(1)	Any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition, directly or indirectly, of any Class B common stock or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, or otherwise), including, without limitation the transfer of a share of Class B common stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, voting control over such share by proxy or otherwise, other than a permitted transfer.

(2)	Upon the first date on which Dr. Rothberg, together with all other qualified stockholders, collectively cease to beneficially own at least 20% of the number of Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination, or recapitalization of the Class B common stock) collectively beneficially owned by Dr. Rothberg and permitted transferees of Class B common stock as of the effective time of the Merger.

(3)	Upon the date specified by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Class B common stock, voting as a separate class.

Liquidation Rights

On the liquidation, dissolution, distribution of assets or winding up of Butterfly, each holder of Class B common stock, together with each holder of Class A common stock, will be entitled, pro rata on a per share basis, to all assets of Butterfly of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of Butterfly then outstanding and unless disparate or different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

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Preferred Stock

Our Charter provides that the Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of Butterfly’s assets, which rights may be greater than the rights of the holders of the common stock. There are no shares of preferred stock outstanding as of February 2, 2022.

The purpose of authorizing the Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the dividend or liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

In February 2021, we completed the Business Combination contemplated by the Business Combination Agreement, pursuant to which Legacy Butterfly survived the Merger and became a wholly-owned subsidiary of the Company. In connection with the Merger, Longview changed its name to Butterfly Network, Inc. and Legacy Butterfly changed its name to BFLY Operations, Inc.

As a consequence of the Merger, at the Effective Time, (i) each share of Legacy Butterfly capital stock (other than the Legacy Butterfly Series A preferred stock) that was issued and outstanding immediately prior to the Effective Time was automatically canceled and converted into the right to receive 1.0383 shares of the Company’s Class A common stock, rounded down to the nearest whole number of shares; (ii) each share of Legacy Butterfly Series A preferred stock that was issued and outstanding immediately prior to the Effective Time was automatically canceled and converted into the right to receive 1.0383 shares of the Company’s Class B common stock, rounded down to the nearest whole number of shares; (iii) each option to purchase shares of Legacy Butterfly common stock, whether vested or unvested, that was outstanding and unexercised as of immediately prior to the Effective Time was assumed by the Company and became an option (vested or unvested, as applicable) to purchase a number of shares of the Company’s Class A common stock equal to the number of shares of Legacy Butterfly common stock subject to such option immediately prior to the Effective Time multiplied by 1.0383, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 1.0383 and rounded up to the nearest whole cent; (iv) each Legacy Butterfly restricted stock unit outstanding immediately prior to the Effective Time was assumed by the Company and became a restricted stock unit with respect to a number of shares of the Company’s Class A common stock, rounded to the nearest whole share, equal to the number of shares of Legacy Butterfly common stock subject to such Legacy Butterfly restricted stock unit immediately prior to the Effective Time multiplied by 1.0383; and (v) the principal amount plus accrued but unpaid interest, if any, on the Legacy Butterfly convertible notes outstanding as of immediately prior to the Effective Time was automatically canceled and converted into the right to receive shares of the Company’s Class A common stock, with such shares of the Company’s Class A common stock calculated by dividing the outstanding principal plus accrued interest, if any, of each Legacy Butterfly convertible note by $10.00, rounded down to the nearest whole number of shares.

Warrants

Public Stockholders’ Warrants

As of February 2, 2022, there were an aggregate of 13,799,457 outstanding public warrants, which entitle the holder to acquire Class A common stock. Each whole warrant entitles the registered holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, beginning on May 26, 2021. A holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire on February 12, 2026 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

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Butterfly will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act, covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to Butterfly satisfying its obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and Butterfly will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

Butterfly agreed to, as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. Butterfly also agreed to use its best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Butterfly may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Butterfly so elects, Butterfly will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions

Butterfly may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date Butterfly sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by Butterfly, Butterfly may exercise its redemption right even if Butterfly is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, Butterfly may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

Butterfly has established the $18.00 per share (subject to adjustment) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Butterfly issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described below) as well as the $11.50 warrant exercise price after the redemption notice is issued.

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Butterfly may redeem the outstanding warrants:

•	in whole and not in part;

•	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A common stock except as otherwise described below;

•	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which Butterfly sends the notice of redemption to the warrant holders;

•	if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding public warrants, as described above; and

•	if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon cashless exercise in connection with a redemption by Butterfly pursuant to this redemption feature, based on the “fair market value” of the Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. In connection with a redemption by Butterfly pursuant to this redemption feature, a warrant holder may still exercise its warrants for cash.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of our common stock issuable upon exercise of a warrant is adjusted as set forth below in the first three paragraphs under the heading “- Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

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Redemption Date (period to expiration of warrants)	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

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The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.365 shares of Class A common stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Butterfly pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.

Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides Butterfly with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to the Butterfly capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and Butterfly will be required to pay the redemption price to warrant holders if Butterfly chooses to exercise this redemption right and it will allow Butterfly to quickly proceed with a redemption of the warrants if Butterfly determines it is in Butterfly’s best interest to do so. As such, Butterfly would redeem the warrants in this manner when it believes it is in Butterfly’s best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, Butterfly can redeem the warrants when the Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to Butterfly’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Butterfly chooses to redeem the warrants when the Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Class A common stock if and when such Class A common stock trades at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Butterfly will round down to the nearest whole number of the number of shares of Butterfly Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the warrant agreement, the warrants may be exercised for such security.

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If Butterfly calls the warrants for redemption for $0.01 as described above, Butterfly management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If Butterfly management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If Butterfly calls the warrants for redemption and Butterfly management does not take advantage of this option, Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify Butterfly in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Butterfly, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of Butterfly capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

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In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affect the par value of such shares of Class A common stock), or in the case of any merger or consolidation of Butterfly with or into another corporation (other than a consolidation or merger in which Butterfly is the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Butterfly as an entirety or substantially as an entirety in connection with which Butterfly is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Charter) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of Class A common stock.

Private Placement Warrants

As of February 2, 2022, there were 6,853,333 private placement warrants outstanding. The private placement warrants are not redeemable by Butterfly for cash so long as they are held by the initial stockholders or their permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the public warrants sold in Longview’s initial public offering, including that they may be redeemed for shares of Class A common stock. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Butterfly and exercisable by the holders on the same basis as the warrants included in the units sold in the initial public offering.

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Registration Rights

Pursuant to Subscription Agreements, the PIPE Investors purchased shares of Longview Class A common stock immediately prior to the closing of the Business Combination and the PIPE Investors are entitled to certain registration rights. In particular, Butterfly agreed to, within forty-five (45) calendar days after the closing of the Business Combination, file with the SEC (at Butterfly’s sole cost and expense) a registration statement registering the resale of the shares of Class A common stock issued to the PIPE Investors, and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or the 120th calendar day if the SEC notifies Butterfly that it will “review” such registration statement) following the closing of the Business Combination and (ii) the 10th business day after the date Butterfly is notified (orally or in writing) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

At the closing of the Business Combination, Butterfly, the initial stockholders, including the Sponsor, certain affiliates of Glenview Capital Management, LLC (the “Sponsor Group Holders”) and certain of our directors, officers and affiliates and directors, officers and affiliates of Legacy Butterfly (the “Butterfly Holders”) entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, the Sponsor Group Holders and the Butterfly Holders agreed not to effect any sale or distribution of any equity securities of Butterfly held by any of them (except with respect to shares of Class A common stock acquired in open market transactions or by Sponsor Group Holders pursuant to the PIPE Financing or the conversion of Butterfly convertible notes) during the respective lock-up periods described therein and below and were granted certain registration rights with respect to their respective shares of our common stock, in each case, on the terms and subject to the conditions therein. In particular, the Amended and Restated Registration Rights Agreement provides for the following registration rights:

•	Registration rights. Promptly, but in any event within 60 days following the closing of the Business Combination, Butterfly was required to use its commercially reasonable efforts to file a registration statement under the Securities Act to permit the public resale of all registrable securities as permitted by Rule 415 of the Securities Act and to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline (or 90 days following the filing deadline if the registration statement is reviewed by and receives comments from the SEC). As soon as practicable following the date of effectiveness of the registration statement, but in any event within two business days of such date, Butterfly agreed to notify the holders of registrable securities of the effectiveness of such registration statement. At any time at which Butterfly has an effective shelf registration statement with respect to a holder’s registrable securities, any such holder may request to sell all or a portion of their registrable securities pursuant to an underwritten offering pursuant to such shelf registration statement, provided that such holder(s) reasonably expect any such sales to generate aggregate gross proceeds in excess of $50 million or reasonably expect to sell all of the registrable securities held by such holder, but in no event for aggregate gross proceeds of less than $10 million in gross proceeds. Butterfly will enter into an underwriting agreement with a managing underwriter or underwriters selected by the initiating holder(s), after consultation with Butterfly, and will take all such other reasonable actions as are requested by the managing underwriter to expedite or facilitate the disposition of such registrable securities.

•	Demand registration rights. At any time after the closing of the Business Combination, if Butterfly does not have an effective registration statement outstanding, Butterfly will be required, upon the written request of the holders of at least a majority-in-interest of the then-outstanding registrable securities held by the Sponsor Group Holders or the Butterfly Holders, as soon as practicable but not more than 45 days after receipt of such written request, to file a registration statement and to effect the registration of all or part of their registrable securities. Butterfly is not obligated to effect more than an aggregate of three registrations pursuant to a demand registration request.

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•	Piggyback registration rights. At any time after the closing of the Business Combination, if Butterfly proposes to file a registration statement under the Securities Act to register any of its equity securities, or securities or other obligations exchangeable or convertible into equity securities, or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions and reductions as described in the Amended and Restated Registration Rights Agreement, then Butterfly will give written notice of such proposed filing to the holders of registrable securities as soon as practicable but not less than 10 days before the anticipated filing of such registration statement. Upon the written request of any holder of registrable securities in response to such written notice, Butterfly will, in good faith, cause such registrable securities to be included in the registration statement and use its commercially reasonable efforts to cause the underwriters of any proposed underwritten offering to include such holders’ registrable securities on the same terms and conditions as any similar securities of Butterfly included in such registration.

In addition, Butterfly agreed to, as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the public warrants, as described above under “- Warrants - Public Stockholders’ Warrants.”

Lock-Up Restrictions

Under the Amended and Restated Registration Rights Agreement, the holders of founder shares and the shares of our Class A common stock issued or issuable upon the exercise of any private placement warrants, agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any such securities or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive such securities, whether then owned or thereafter acquired, that are owned directly by such holder (including securities held as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC, other than certain permitted transfers, including not to engage in any hedging or other transaction with respect to such securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such securities, for the period ending on the earlier of (a) one year after the closing of the Business Combination, and (b) subsequent to the closing of the Business Combination, (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading days commencing at least 150 days after the closing of the Business Combination; provided that all shares of common stock of Butterfly held by Butterfly Holders have been registered on an effective registration statement, or (y) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of Butterfly’s public stockholders having the right to exchange their shares of our Class A common stock for cash, securities or other property. These lock-up restrictions have expired.

Exclusive Forum

Our Charter provides that, to the fullest extent permitted by law, unless Butterfly otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Butterfly, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of Butterfly, (3) any action asserting a claim against Butterfly arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), the Charter or Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Charter or Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act and the provisions of our Charter described above will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction.

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Anti-Takeover Effects of Provisions of the Charter, Bylaws and Applicable Law

Certain provisions of the Charter, Bylaws, and laws of the State of Delaware, where Butterfly is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Class A common stock and the Class B common stock. Butterfly believes that the benefits of increased protection give Butterfly the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Butterfly and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Butterfly by means of a proxy contest, tender offer, merger, or otherwise.

Dual Class Stock

As described above, the Charter provides for a dual class common stock structure which provides Dr. Rothberg with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of our outstanding common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of Butterfly or its assets.

Blank Check Preferred Stock

The Charter provides for 1,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal is not in the best interests of Butterfly or its stockholders, the Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the Charter grants the Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of the holders of shares of common stock and may have the effect of delaying, deterring or preventing a change in control of Butterfly.

Number of Directors

The Charter and Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time solely pursuant to a resolution adopted by the Board; provided, however, that prior to the first date on which the issued and outstanding shares of Class B common stock represent less than 50% of the voting power of the then outstanding shares of capital stock of Butterfly that would be entitled to vote for the election of directors at an annual meeting of stockholders, unless approved by the holders of a majority in voting power of the shares of capital stock of Butterfly that would then be entitled to vote in the election of directors at an annual meeting or by written consent, the number of directors may not exceed nine (9).

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Butterfly with certain information. Generally, to be timely, a stockholder’s notice must be delivered to, or mailed and received at Butterfly’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the chairman of the meeting at a meeting of the stockholders to determine whether a proposal to the meeting was properly brought and to adopt rules and regulations for the conduct of meetings, except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Butterfly.

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Limitations on Stockholder Action by Written Consent

The Charter provides that, subject to the terms of any series of Butterfly preferred stock, any action required or permitted to be taken by the stockholders of Butterfly must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, however, that prior to the first date on which the issued and outstanding shares of Class B common stock represent less than 50% of the voting power of the then outstanding shares of capital stock of Butterfly that would then be entitled to vote for the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken by written consent if such written consent is signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such matter were present and voted.

Amendment of the Charter and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

The Charter provides that it may be amended by Butterfly in the manners provided therein or prescribed by statute. The Charter provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal any provision of the Charter, or adopt any provision of the Charter inconsistent therewith.

If any of the Class B common stock shares are outstanding, in addition to any vote required by Delaware law, the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Class B common stock, voting as a separate class, is required to amend the Charter (1) in a manner that changes any of the voting, conversion, dividend or liquidation provisions of the shares of Class B common stock, (2) to provide for each share of Class A common stock or any preferred stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of Class A common stock other than as provided by the Charter or required by the DGCL, or (3) to otherwise adversely impact the rights, powers, preferences or privileges of the shares of Class B common stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A common stock.

If any shares of Class A common stock are outstanding, Butterfly will not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class, in addition to any other vote required by applicable law or the Charter, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Charter (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Class A common stock so as to affect them adversely; or (2) to provide for each share of Class B common stock to have more than twenty (20) votes per share or any rights to a separate class vote of the holders of shares of Class B common stock other than as provided by the Charter or required by the DGCL.

The Charter also provides that the Board will have the power to adopt, amend, alter, or repeal the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Charter. The stockholders of Butterfly are prohibited from adopting, amending, altering, or repealing the Bylaws, or to adopt any provision inconsistent with the Bylaws, unless such action is approved, in addition to any other vote required by the Charter, by the Requisite Stockholder Consent (as defined in the Charter).

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Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Butterfly’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Since Butterfly has not opted out of Section 203 of the DGCL, it will apply to Butterfly. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Butterfly for a three-year period. This provision may encourage companies interested in acquiring Butterfly to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of Butterfly or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The Bylaws provide that Butterfly shall indemnify and advance expenses to Butterfly’s directors and officers to the fullest extent authorized by the DGCL. Butterfly also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Butterfly directors, officers, and certain employees for some liabilities. Butterfly believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing lawsuits against directors for any alleged breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Butterfly and its stockholders. In addition, your investment may be adversely affected to the extent Butterfly pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Butterfly’s directors, officers, or employees for which indemnification is sought.

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Corporate Opportunities

The Charter provides for the renouncement by Butterfly of any interest or expectancy of Butterfly in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of Butterfly who is not an employee of Butterfly or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of Butterfly expressly and solely in that director’s capacity as a director of Butterfly.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Butterfly’s stockholders will have appraisal rights in connection with a merger or consolidation of Butterfly. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of Butterfly’s stockholders may bring an action in Butterfly’s name to procure a judgment in Butterfly’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Butterfly’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent for Butterfly capital stock is Continental Stock Transfer & Trust Company.

Stock Exchange Listing

Butterfly’s Class A common stock and warrants to purchase Class A common stock are listed for trading on the New York Stock Exchange under the symbol “BFLY” and “BFLY WS”, respectively.

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LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. has passed upon the validity of the Butterfly Class A common stock and Class B common stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of Butterfly Network, Inc. incorporated by reference in this prospectus, and the effectiveness of Butterfly Network, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.butterflynetwork.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. We incorporate by reference the documents listed below:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 28, 2022;

(2)	Our Current Report on Form 8-K filed with the SEC on February 4, 2022 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto);

(3)	The description of our common stock contained in our Registration Statement on Form 8-A filed on May 18, 2020, including any amendment or report filed for the purpose of updating such description; and

(4)	All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

The SEC file number for each of the documents listed above is 001-39292.

In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the post-effective amendment to the registration statement of which this prospectus is a part and prior to the effectiveness of the post-effective amendment to the registration statement shall be deemed to be incorporated by reference into this prospectus.

You may request a copy of these documents, orally or in writing, which will be provided to you at no cost, by contacting:

Butterfly Network, Inc.

530 Old Whitfield Street

Guilford, Connecticut 06437

Telephone: (203) 689-5650

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus or any accompanying prospectus supplement.

You may also access these documents on our website, https://www.butterflynetwork.com/. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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BUTTERFLY NETWORK, INC.

Up to 110,352,371 Shares of Class A Common Stock
Up to 26,426,937 Shares of Class B Common Stock
Up to 6,853,333 Warrants

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PROSPECTUS

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March 10, 2022

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.